UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2012 (December 12, 2012)

American Realty Capital Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-180274	32-0372241
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Mattress Firm

On December 12, 2012, American Realty Capital Trust IV, Inc. (the “Company”) closed the acquisition of the fee-simple interest in a Mattress Firm store located in Greenville, North Carolina at the purchase price listed below. The Company acquired the property through an indirect wholly owned subsidiary of its operating partnership. The seller of the property is identified below. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition of the property with cash from its ongoing initial public offering.

The property is 100% leased to Mattress Firm, Inc. which is a wholly owned subsidiary of Mattress Firm Holding Corp. (NASDAQ: “MFRM”) and the lease is guaranteed by Mattress Holding Corp., which is also a wholly owned subsidiary of Mattress Firm Holding Corp. The lease is net whereby the tenant is required to pay substantially all operating expenses, excluding costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides property information relating to the seller, purchase price, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage, annualized rental income and annualized rental income per square foot.

Seller	Purchase Price	Lease Term Remaining At Acquisition (in years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
MF Greenville, LLC	$2.7 million	12.0	10% in the 6th and 11th lease years	Two 5-year options	4,500	$0.2 million/ $51.78

Portfolio of 29 Citizens Bank Branches

On December 14, 2012, the Company closed the acquisition of a portfolio which contained the fee simple interests in 29 Citizens Bank branches located in Illinois, Massachusetts, Michigan, Ohio, Pennsylvania and Rhode Island. The purchase price of the portfolio is listed below. The Company acquired each of the portfolio properties through individual indirect wholly owned subsidiaries of its operating partnership. The sellers of the portfolio do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition of the portfolio with cash from its ongoing initial public offering.

The properties are leased to various subsidiaries of RBS Citizens, N.A which carries an investment grade credit rating as determined by major credit rating agencies. Each lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the buildings, in addition to base rent.

The following table provides information relating to the portfolio properties’ sellers, aggregate purchase price, average amount of lease term remaining at the time of acquisition, rental escalations and renewal options, aggregate rentable square footage, aggregate annualized rental income and aggregate annualized rental income per aggregate rentable square foot.

Sellers	Purchase Price	Average Lease Term Remaining At Acquisition (in years)	Rental Escalations	Renewal Options	Aggregate Rentable Square Footage	Aggregate Annualized Rental Income/ Per Aggregate Rentable Square Foot
Various	$44.8 million	10.3	1.0% to 2.5% per ease year	Three to Four 5-year options	139,211	$3.8 million/ $26.99

Item 9.01. Financial Statements

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of Mattress Firm Holding Corp. as described under Item 2.01 of this Current Report on Form 8-K.

Mattress Firm Holding Corp. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Mattress Firm Holding Corp. are taken from such filings:

	For the 39 Weeks Ended October 30, 2012 (Unaudited)	Fiscal Year Ended
(Amounts in Thousands)		January 31, 2012 (Audited)	February 1, 2011 (Audited)	February 2, 2010 (Audited)
Consolidated Condensed Statements of Income
Net sales	$749,091	$703,910	$494,115	$432,250
Income from operations	58,634	60,541	32,252	21,024
Net income (loss)	32,277	34,351	349	(4,673)

(Amounts in Thousands)	October 30, 2012 (Unaudited)	January 31, 2012 (Audited)	February 1, 2011 (Audited)	February 2, 2010 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$704,668	$613,481	$513,633	$465,252
Long-term obligations	312,837	306,338	467,587	435,746
Total liabilities	446,479	389,222	529,315	480,768
Total shareholders’ equity (deficit)	258,189	224,259	(15,682)	(15,516)

Set forth in this Item 9.01(a) are summary financial statements of RBS Citizens, N.A. as described under Item 2.01 of this Current Report on Form 8-K.

RBS Citizens, N.A. currently makes its financial statements available on the Federal Deposit Insurance Corporation website, and the following summary financial data regarding RBS Citizens, N.A. are taken from such filings:

	Nine Months Ended September 30, 2012 (Unaudited)	Fiscal Year Ended
(Amounts in millions)		December 31, 2011 (Audited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)
Consolidated Condensed Statements of Income
Total interest income	$4,873	$3,484	$4,008	$4,868
Net interest income after provision for credit losses	3,523	1,230	1,289	494
Net income (loss)	843	345	(39)	(600)

(Amounts in millions)	September 30, 2012 (Unaudited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$107,214	$106,941	$107,836	$116,921
Total liabilities	88,455	88,830	90,920	100,321
Total shareholders’ equity	18,759	18,111	16,916	16,600

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST IV, INC.

Date: December 17, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors